Exhibit 10.57

SIXTEENTH AMENDMENT TO OFFICE LEASE
For valuable consideration, the receipt and adequacy of which are expressly acknowledged, KBSII GRANITE TOWER, LLC, a Delaware limited liability company ("Landlord"), and ANADARKO PETROLEUM CORPORATION, a Delaware corporation ("Tenant") agree as of this 17th day of August, 2015 ("Effective Date") that:
1.Definitions. In this Sixteenth Amendment to Office Lease ("Sixteenth Amendment"), the following terms have the meaning given:
A.Landlord: KBSII Granite Tower, LLC, a Delaware limited liability company, as successor to Cumberland Office Park, LLC, a Georgia limited liability company, as successor to Denver-Stellar Associates Limited Partnership, a Delaware limited partnership.
B.Tenant: Anadarko Petroleum Corporation, a Delaware corporation.
C.Lease: Agreement of Lease dated July 30, 2002, between Denver-Stellar Associates Limited Partnership, a Delaware limited partnership ("DSA"), and Western Gas Resources, Inc. ("Original Tenant") ("Original Lease"), as amended by:
(1)First Amendment to Lease, dated as of September 10, 2002, between DSA and Original Tenant ("First Amendment");
(2)Second Amendment to Lease, dated as of July 23, 2004, between DSA and Original Tenant ("Second Amendment");
(3)Third Amendment to Lease, dated as of November 1, 2004, between DSA and Original Tenant ("Third Amendment");
(4)Fourth Amendment to Lease, dated as of December 31, 2004, between DSA and Original Tenant ("Fourth Amendment");
(5)Fifth Amendment to Lease, dated as of April 20, 2005, between DSA and Original Tenant ("Fifth Amendment");
(6)Sixth Amendment to Lease, dated as of May 18, 2005, between DSA and Original Tenant ("Sixth Amendment");
(7)Seventh Amendment to Lease, dated as of June 15, 2005, between DSA and Original Tenant ("Seventh Amendment");
(8)Eighth Amendment to Lease, dated as of November 15, 2005 ("Eighth Amendment"), between Cumberland Office Park, LLC, a Georgia limited liability company ("Successor Landlord"), as successor in interest to DSA, and Original Tenant;

(9)Ninth Amendment to Office Lease between Successor Landlord and Tenant, successor in interest to Original Tenant, dated as of February 16, 2007 ("Ninth Amendment") adding the Expansion Space (as defined below);
(10)Tenth Amendment to Office Lease dated September 11, 2007, between Successor Landlord and Tenant ("Tenth Amendment");
(11)Eleventh Amendment to Office Lease dated November 9, 2007, between Successor Landlord and Tenant ("Eleventh Amendment");
(12)Twelfth Amendment to Office Lease dated March 3, 2008, between Successor Landlord and Tenant ("Twelfth Amendment");
(13)Thirteenth Amendment to Office Lease dated October 6, 2011, between Landlord and Tenant ("Thirteenth Amendment");
(14)Fourteenth Amendment to Office Lease dated November 13, 2012, between Landlord and Tenant ("Fourteenth Amendment");
(15)Fifteenth Amendment to Office Lease dated June 5, 2013, between Landlord and Tenant ("Fifteenth Amendment");
(16)This Sixteenth Amendment.
D.     Premises: The premises are currently comprised of approximately 343,080 rentable square feet as more particularly described on Exhibit E attached to the Fifteenth Amendment (the "Premises Schedule").

E.    Building Address:    Granite Tower
1099 18th Street Denver, CO 80202

F.     Expiration Date: April 30, 2018 ("Term").

G.    Capitalized Terms: Any capitalized term used in this Sixteenth Amendment but not defined in this Sixteenth Amendment has the meaning set forth for such term in the Ninth Amendment.

2.Controlling Lease Documents/Conditions. Except as specifically set forth in paragraph 5 of the Ninth Amendment, as of the Effective Date, the term "Lease" shall mean the Original Lease, plus the Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth and Fifteenth Amendments. The First through Eighth Amendments, inclusive, were terminated and replaced in their entirety by the Ninth Amendment.

3.Extension Term. Subject to and upon the terms and conditions set forth herein, the "Extension Term" shall mean a period of thirty-six (36) months commencing effective as of May 1, 2018 ("Extension Term Commencement Date"), and expiring on April 30, 2021. The

Extension Term shall be subject to the same terms and conditions in the Lease, as amended by this Sixteenth Amendment. "Original Term" shall mean the period from the Commencement Date through the Extension Term
4.    Base Rent for the Extension Term. On the Extension Term Commencement Date, and continuing for the duration of the Extension Term, Tenant shall pay Landlord Base Rent for the Premises according to the following schedule:

	Per Sq. Ft. (343,080 rsf)	Monthly Rent	Annual Base Rent
5-1-18 to 4-30-19	$34.00	$972,060.00	$11,664,720.00
5-1-19 to 4-30-20	$34.75	$993,502.50	$11,922,030.00
5-1-20 to 4-30-21	$35.50	$1,014,945.00	$12,179,340.00

5.     Base Year. In addition to paying Base Rent for the Premises during the Extension Term as set forth above, Tenant shall also pay as "additional rent", commencing on the Extension Term Commencement Date, an amount determined in accordance with Paragraph 4 of the Original Lease as amended by the next sentence. As of May 1, 2018, the "Operating Expense Base Amount", "Tax Base Amount", for the Premises will be the dollar amounts of Operating Expenses and Taxes, respectively, per rentable square foot calculated by Landlord for the calendar year 2015, as they may be adjusted pursuant to subparagraph 4(a)(vii)(A) of the Original Lease. Landlord will advise Tenant in writing promptly upon their determination. Commencing on May 1, 2018, Tenant will pay as "additional rent" for the Premises, Tenant's Proportionate Share of the increases, in Operating Expenses and Taxes, per rentable square foot of the Premises, in excess of the Operating Expense Base Amount and Tax Base Amount, respectively.
6.     Tenant Improvement Allowance. Tenant agrees to accept the Premise in its current "as-is" condition, subject to Landlord's obligation to provide the tenant improvement allowance ("Tenant Improvement Allowance") described in the next sentence. The Tenant Improvement Allowance will be Two Million Seven Hundred Forty-Four Thousand Six Hundred Forty Dollars ($2,744,640.00) based on Eight Dollars ($8.00) per rentable square feet in the Premises. Construction of the tenant improvements for the Premises shall be governed by Exhibit C to the Ninth Amendment and payment of the Tenant Improvement Allowance by Landlord shall be governed by the provisions of Article 9(a) of Exhibit C to the Ninth Amendment. Notwithstanding the foregoing, however, Article 9(b) of Exhibit C to the Ninth Amendment shall not apply. Paragraph 1(c) of the Ninth Amendment is amended to provide that Karla Flowers is "Landlord's Representative" for the purposes of the construction of the tenant improvements in the Premises. Notwithstanding anything contained herein to the contrary, at any time from and after the Effective Date, Tenant may elect in writing to Landlord to apply all or any portion of the Tenant Improvement Allowance as credit against Rent due under the Lease.
7.Renewal Option. Notwithstanding anything herein, the provisions of Article 12 of the Ninth Amendment shall continue to be applicable upon the expiration of the Extension Term. For purposes of clarity, Article 30 of the Original Lease is hereby deleted in its entirety.
8.Termination Option.    Upon the Effective Date, Paragraph 8 of the Thirteenth

Amendment is deemed deleted in its entirety.
9.Broker. Each of Landlord and Tenant represents and warrants to the other that neither has dealt with any broker or agent in negotiating this Sixteenth Amendment except Newmark Grubb Knight Frank (Landlord's broker) and Cushman & Wakefield of Texas, Inc. (Tenant's broker) (collectively, the "Brokers"). Landlord will pay any commission owed to the Brokers pw-suant to a separnte agreement. Each of Landlord and Tenant will indemnify and hold the other harmless from all damages paid or incurred by the other resulting from any claims asserted against such party by brokers or agents claiming through the other party.
10.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Tenant confirms that Landlord is in compliance with the Lease provisions and that Tenant does not have any defenses, claims or offsets against Landlord as of the Effective Date. As of the Effective Date, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Premises prior to the Effective Date. Except as specifically modified in this Sixteenth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Sixteenth Amendment and the terms and provisions of the Lease as amended by the Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth and Fifteenth Amendments, the terms and provisions of this Sixteenth Amendment shall govern.
11.Authority. Each of Landlord and Tenant represents and warrants to the other that the person executing this Sixteenth Amendment on behalf of such party is duly authorized to do so. As of the Effective Date, Tenant represents and warrants to Landlord that (a) there are no subleases, assignments, or other agreements between Tenant and any third party concerning or affecting the Lease or the Premises or any portion thereof; and (b) Tenant has not assigned, conveyed, pledged, or granted any interest in the Lease or any portion of the Premises to any person or entity.
12.Notices. Upon the Effective Date, the notice addresses for Landlord and Tenant shall be the following:

Landlord:	KBSII Granite Tower, LLC
c/o Transwestern
1099 18th Street, Suite 500
Denver, Colorado 80202
With a simultaneous
copy to:
Koll Bren Schreiber Realty Advisors, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn: Mark Brecheen, Senior Vice President

and:
Moye White LLP
1400 16th Street, 6th Floor
Denver, Colorado 80202
Attn: Thomas M. List, Esq.
Tenant:
Anadarko Petroleum
John A. Frere, III
1201 Lake Robbins Drive
The Woodlands, Texas 77380
With simultaneous copies to:
Facilities Manager
Anadarko Petroleum Corporation
1099 l 8th Street, Suite 1800
Denver, CO 80202

and:	James P. Bailey, Jr.
Cushman & Wakefield of Texas, Inc.
1330 Post Oak Boulevard, Suite 2700
Houston, TX 77056
13.Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13221; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Antiterrorism Law" is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein "Executive Order No. 13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism" "Prohibited Person" is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (iii) a person or entity that is named as a "specially designated national and blocked person' on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56).

14.Miscellaneous.
(a)Governing Law. The governing law of this Sixteenth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
(b)Complete Agreement. This Sixteenth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
(c)Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Sixteenth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
(d)Amendment. This Sixteenth Amendment may not be amended except in writing signed by the parties hereto.
(e)Headings. The paragraph headings of this Sixteenth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
(f)Binding Effect. This Sixteenth Amendment becomes effective only upon the execution and delivery by Landlord and Tenant.
(g)Time. Time is of the essence hereof.
(h)Survival. All covenants, agreements, representations and warranties as set forth in this Sixteenth Amendment shall survive the termination of the Lease as amended herein.
(i)Counterparts. This Sixteenth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Sixteenth Amendment to Lease on the day and year first above written.
Signatures appear on following page.

LANDLORD:
KBSII GRANITE TOWER, LLC, a Delaware limited
liability company

By:	KBS Capital Advisors, LLC, its Authorized Agent

By:	/s/ Mark Brecheen
Mark Brecheen, Senior Vice President 9/3/15
TENANT:
ANADARKO PETROLEUM CORPORATION,
a Delaware corporation

By:	/s/Authorized Signatory

Its:	Exec Vice President